Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement Nos. 333-206773, 333-206773-01 and 333-206773-02



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FORD CREDIT FLOORPLAN MASTER OWNER TRUST A

SERIES 2016-1

INVESTOR ROADSHOW

FEBRUARY 2016

FREE WRITING PROSPECTUS

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Registration Statement Nos. 333-187623, 333-187623-01 and 333-187623-02

Ford Credit Floorplan Corporation and Ford Credit Floorplan LLC (the "depositors")

Ford Credit Floorplan Master Owner Trust A (the "issuer")

This document constitutes a free writing prospectus for purposes of the Securities Act of 1933. The depositors have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositors have filed with the SEC for more complete information about the depositors, the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, you may request that a copy of the prospectus be sent to you by calling toll-free 1-888-603-5847

DISCUSSION AGENDA

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FLOORPLAN TRANSACTION

TRANSACTION OVERVIEW

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- Ford Credit Floorplan Master Owner Trust A 2016-1 ("FCFMOTA 2016-1") is Ford Credit's first Reg AB II compliant dealer floorplan securitization transaction
- Ford Credit successfully completed the SEC's Reg AB II pilot review program for its floorplan platform, and its registration statement became effective in November
- FCFMOTA 2016-1's collateral eligibility and amount of credit enhancement are unchanged compared with prior transactions
- Graphical presentation of portfolio and trust losses (recoveries), three-month average of monthly principal payment rate and portfolio dealer risk ratings are included in the prospectus as well as information about "Status" receivables in Ford Credit's floorplan portfolio and trust, where applicable
- The Trust has engaged an asset representations reviewer for the floorplan platform, and FCFMOTA 2016-1 will be the first applicable series

FLOORPLAN TRANSACTION

TRANSACTION PARTICIPANTS AND POTENTIAL TIMING

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Issuer	Ford Credit Floorplan Master Owner Trust A
Depositors	Ford Credit Floorplan Corporation Ford Credit Floorplan LLC
Servicer and Sponsor	Ford Motor Credit Company LLC
Joint-Lead Managers	Barclays Capital Inc. J.P. Morgan BNP Paribas RBC Capital Markets
Co-Lead Managers	Bradesco BBI PNC Capital Markets LLC
Indenture Trustee	The Bank of New York Mellon
Owner Trustee	U.S. Bank Trust, N.A.
Backup Servicer	Wells Fargo Bank, N.A.
Asset Representations Reviewer	Clayton Fixed Income Services LLC

February 2016

S	M	T	W	T	F	S
	1	2	3	4	5	6
7	8	9	10	11	12	13
14	15	16	17	18	19	20
21	22	23	24	25	26	27
28	29					

Expected Key Dates	Item
Thursday, February 4	Pre-Marketing
Monday, February 8	Announce Transaction
Tuesday, February 9	Price Transaction
Wednesday, February 17	Settlement Date

TRANSACTION STRUCTURE – SERIES 2016-1

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- Enhancement provided by subordinated notes, required subordinated amount, required reserve account, and excess spread:

Capital Structure	Series 2016-1 Allocation*	Expected Ratings S&P	Expected Ratings Moody's
Class A-1 (Fixed) Class A-2 (Float)	76.50%	AAA	Aaa
Class B notes (Fixed)	3.50%	AA+	Aa1
Class C notes (Fixed)	5.00%	A+	Aa2
Class D notes (Fixed)**	3.00%	NR	NR
Subordination Factor	12.00%		
Total	100.00%		
Cash Reserve	0.88%		
Total Class A Enhancement	24.38%		

Class A1 and A2 Notes Size	$750 million (subject to change)
Payment Type	Fixed / Float
Benchmark	Interpolated Swaps / 1M Libor
Expected Final	February 15, 2019
Legal Final	February 15, 2021
ERISA Eligible	Yes
Method of Distribution	Public
Payment Rate Trigger	25% payment rate layer is breached ***

* As a percent of the required pool balance allocated to the series
** The Class D notes are not being offered
*** Subordination Factor will increase by 4 ppts, or the percentage required to be on deposit in the Reserve Fund will increase by the Step-Up Percentage

FLOORPLAN MASTER TRUST

FLOORPLAN OVERVIEW

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- Ford Credit has been financing dealer vehicle inventory since 1959 and has been securitizing floorplan loans since 1991
- Over the past five years, Ford Credit financed approximately 76% to 80% of all Ford and Lincoln dealer new vehicle inventory
- Floorplan receivables are secured primarily by the financed vehicles and payment is required when the vehicle is sold
- Ford Credit's floorplan portfolio has historically experienced very low losses
- Low losses are primarily a function of strong risk management practices and servicing:
  - Continuous dealer monitoring of:
    - Financial health
    - Payment performance
    - Vehicle collateral status
  - Intensification of risk management actions as dealer risk increases
  - Use of proprietary risk rating assessment and behavioral scoring models
  - Ford Credit leverages access to dealer information through Ford relationship
- Ford Credit regularly audits dealer inventory and sales records by VIN to verify each receivable is paid following the sale of the financed vehicle

TRUST OVERVIEW

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- Ford Credit's current floorplan securitization trust was established in 2001 as a master trust (similar to a revolving credit card securitization trust) and has issued more than 30 series
- The Trust offers floorplan asset-backed securities though various channels:
  - Public transactions
  - Rule 144A transactions
  - Other private transactions

FLOORPLAN MASTER TRUST
PERFORMANCE OVERVIEW

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Floorplan Portfolio Net Losses (Recoveries) as a Percent of Average Principal Balance



Losses
Highest Net Loss Percentage on Floorplan Portfolio since January 2004 was 0.353% in 2009
(0.021)%
(0.025)%
(0.008)%
(0.008)%
(0.004)%
Recoveries
2011
2012
2013
2014
2015

Trust Pool Net Losses (Recoveries) as a Percent of Average Principal Balance



Losses
No Trust losses realized since inception because depositors elected to accept reassignment of receivables from "status" accounts
0.000%
0.000%
0.000%
0.000%
0.000%
Recoveries
2011
2012
2013
2014
2015

Trust Pool Three-Month Average of Monthly Principal Payment Rate*



Lowest Three-Month Average Monthly Principal Payment Rate since January 2004 was 29.9% in February 2005
Memo: Days Supply**
Payment Rate
65%
55%
45%
35%
25%
15%
Payment rate triggers
70
120
143
Jan-11
Jul-11
Jan-12
Jul-12
Jan-13
Jul-13
Jan-14
Jul-14
Jan-15
Jul-15

Trust Pool Dealer Risk Ratings



Percent of Principal Balance
100%
80%
60%
40%
20%
0%
Dec-11
Dec-12
Dec-13
Dec-14
Dec-15
Other
Group IV (Poor)
Group III
Group II
Group I (Strong)

* The three-month average monthly principal payment rate for a month equals the average of the monthly payment rate for that month and the prior two months
** Estimated days supply derived from payment rate

FLOORPLAN MASTER TRUST
HISTORICAL BALANCE



Historical Trust Balance vs. Required Pool Balance ($Bils)
Floorplan Trust Balance (excluding EFA)
Required Pool Balance
Cash funding required as a result of low Trust balance*
$12.3
$10.8
$21.0
$16.6
Dec-08
Jun-09
Dec-09
Jun-10
Dec-10
Jun-11
Dec-11
Jun-12
Dec-12
Jun-13
Dec-13
Jun-14
Dec-14
Jun-15
Dec-15

Note: As of December 31, 2015 the Trust balance was $21.0 billion

* Excess funding account (EFA) has been funded periodically when the Trust balance declines below the required pool balance (for example, as a result of plant shutdowns or manufacturer vehicle marketing incentive programs)

FLOORPLAN MASTER TRUST

STRUCTURE OVERVIEW

Ford
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% of Pool Balance Allocated to Series 2016-1
Class A Notes ("AAA")
76.5%
Class B Notes ("AA")
3.5%
Class C Notes ("Not Rated")
5.0%
Class D Notes ("Not Rated")
3.0%
Subordinated Interest Amount
12.0%
Reserve Account
0.9%
Excess Spread (per annum)
Total Class A Enhancement ~24.4%

- Credit enhancement in Ford Credit's floorplan securitization program includes:
  - Subordination of junior notes
  - Required subordinated amount
  - Cash reserve (1% of notes)
  - Excess spread
- The structure also provides for 1:1 incremental subordination to cover any ineligible receivables and receivables in excess of the specified concentration limit

	Concentration Limit	Incremental Subordination * ($Mils.)
- Ineligible receivables	N/A	$ 17.9
- Dealer concentration (5% for AutoNation)	2%	0.0
- Used vehicle concentration	20%	0.0
- Fleet concentration	4%	0.0
- Medium/Heavy truck concentration	2%	0.0
- Manufacturer concentration (2% or 6% for lower rated manufacturers)	10%	200.5
Total:		$ 218.4

* As of December 31, 2015

KEY TRIGGERS

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Amortization Triggers

- Series will start to amortize if any of the triggers are breached:
  - Average monthly principal payment rate for the three preceding collection periods is less than 21%
  - The cash balance in the excess funding account exceeds 30% of the adjusted invested amount of all series for three consecutive months
  - The available subordinated amount is less than the required subordinated amount
  - Bankruptcy, insolvency, or similar events relating to either depositor, the issuer, Ford Credit, or Ford Motor Company

Enhancement Step-Up Trigger

- Subordination or reserve fund increases by four percentage points if average monthly principal payment rate for the three preceding collection periods is less than 25%

ADDITION OF ASSET REPRESENTATION REVIEW

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- Reg AB II requires the issuer to engage an independent Asset Representations Reviewer ("ARR") to, in certain circumstances, review certain receivables and dealer accounts for compliance with the representations and warranties made about the receivables
- A review is required if two conditions occur: (1) a dealer status trigger is satisfied and (2) investors vote to direct a review
  - (1) Status trigger: Measures aggregate principal balance of receivables in accounts in the trust pool that have been classified as "status" (status receivables) by the servicer as a percentage of end-of month pool balance, and is set at 11.1%
    - » Trigger developed by considering highest balance of status receivables in Ford Credit's U.S. dealer floorplan portfolio since January 2008 as a percentage of end-of month pool balance and applying a multiple to the highest monthly percentage (~3.7% in Feb 2009)
      - Portfolio balances used because Ford Credit has historically elected to repurchase status receivables redesignated from the Trust pool, although it is not obligated to do so
    - » Multiple set at 3x, which results in a trigger below expected cumulative net losses on the receivables that are expected to cause the Class D notes to realize the first dollar loss, thus maximizing the benefit of a review for the noteholders
  - (2) Voting trigger: If a status trigger is satisfied, at least 5% of the noteholders have 90 days to demand a vote and a majority of the noteholders holding at least 5% of the amount of the notes vote to initiate a review
    - » Vote open until 150 days after the filing of the Form 10-D reporting the occurrence of a delinquency trigger

ADDITION OF ASSET REPRESENTATION REVIEW

Ford
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Status Trigger
Highest Status Receivables in Ford Credit's Dealer Floorplan Portfolio
as a % of End-of-Month Pool Balance of the Trust Pool
14.00%
12.00%
10.00%
8.00%
6.00%
4.00%
2.00%
0.00%
Status Receivables Percent
11.1%
Status Trigger (Status Receivables in the Trust Pool as a % of End-of-Month Pool Balance of the Trust Pool)
Status Receivables in Dealer Floorplan Portfolio as a % of End-of-Month Pool Balance of the Trust Pool
3.7% - Feb 2009
Jan-08
Jul-08
Jan-09
Jul-09
Jan-10
Jul-10
Jan-11
Jul-11
Jan-12
Jul-12
Jan-13
Jul-13
Jan-14
Jul-14
Month

ADDITION OF ASSET REPRESENTATION REVIEW

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- Review Process
  - Will be performed on all receivables in the trust pool in an account that has been classified as "status" by the servicer at the end of the month before the voting trigger is satisfied, as well as receivables in the trust on that date related to prior "status" accounts that are no longer in the trust
  - Consists of performing more than 70 specific tests for each reviewed receivable to confirm it was an Eligible Receivable in an Eligible Account at various points in time, including when the receivable was sold to the trust or as of the closing date
  - Clayton Fixed Income Services LLC is the ARR for the issuer, series 2016-1 and all other applicable series
  - The Servicer has 60 days to provide review materials to the ARR
  - The ARR will have 60 days to complete its review
- Review report
  - Within five days after completion of review, the ARR will deliver a report of its findings and conclusions to the Indenture Trustee
  - A summary of the report will be filed on Form 10-D

FLOORPLAN SECURITIZATION
OUTSTANDING SERIES*

Ford
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	Private Variable Funding Notes	Public Term Series
Series	2006-1, 2012-3, 2014-5	2012-2, 2012-5, 2013-1, 2013-2**, 2013-4, 2013-5, 2014-1, 2014-2, 2014-3**, 2014-4, 2015-1, 2015-2, 2015-3**, 2015-4, 2015-5
Amount Outstanding ($Bils.)	$2.6	$11.3
Senior Hard Enhancement AAA Notes	25.75%	24.38%
Maturity Ranges	April, 2016 – January, 2017	January, 2016 – June, 2022

- Private Variable Funding Notes used to manage seasonal fluctuations of Trust balance and provide an additional source of liquidity
  - Capacity $4.25 billion

Trust Balance ($Bils)	
- Total Funding:	$ 13.9
- Total Assets	21.0
- Unfunded Assets	7.1

* As December 31, 2015
** 24.27% for 144A Series (2013-2, 2014-3, 2015-3)

FLOORPLAN SERVICING AND RISK MANAGEMENT

FLOORPLAN SERVICING AND RISK MANAGEMENT
TYPICAL DEALER STRUCTURE



Personal guarantees from many dealers
Dealer Principal
Secondary Collateral
Assets
Stocks, bonds, cash
Non-dealer real estate
Other assets, for example, boat, plane, jewelry and furniture
Holding Company
Real Estate Holding Company
Dealer (Borrower)
Secondary Collateral
Assets
Unfloored used inventory
Furniture, fixtures, parts, accessories and equipment
Dealer net worth
Secondary Collateral
Assets
Land
Buildings
Primary Collateral
Financed new and used vehicles

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- Dealer Structure
  - Dealers vary in size and complexity – from single store to multi-point / multi-franchise organizations
  - Many dealers use a holding company structure similar to the one shown here
- Collateral
  - The financed vehicles are the primary collateral for dealer floorplan loans
  - For many dealers, Ford Credit also obtains personal guarantees and secondary collateral in the form of additional dealer assets, including dealer adjusted net worth and real estate equity
  - Dealers have significant "skin in the game," which provides a strong incentive for dealers to repay floorplan loans

UNDERWRITING AND CREDIT REVIEW PROCESS

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- A dealer seeking to finance its vehicle inventory with Ford Credit must submit a request for financing along with its financial and other information
- Ford Credit performs a thorough review of the dealer's:
  - Business, legal and operations structure including number of manufacturer franchises
  - Credit information
  - Financial statements or tax returns
  - Bank references
  - Types of vehicles included in the dealer's inventory and specialty services provided by the dealer for certain vehicles or customers, such as fleet
- Ford Credit evaluates the dealer's marketing capabilities, financial resources and the amount and types of financing requested
- The financing extended to a dealer is tailored to suit the business and operational needs of the dealer and depends on the financial strength and nature of the dealer's business
- Due to the ongoing nature of floorplan financing arrangements, Ford Credit periodically performs a credit review of each dealer, typically at least annually, following the same process utilized to evaluate new dealer account originations

FLOORPLAN SERVICING AND RISK MANAGEMENT

DEALER RISK RATING ASSESSMENT

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- Ford Credit uses a proprietary originations scoring model to evaluate new dealer account originations, perform ongoing credit reviews of dealers and assign risk ratings to dealers
- Dealer risk ratings are categorized into groups:

Group	Description
I	Strong to superior financial metrics
II	Fair to favorable financial metrics
III	Marginal to weak financial metrics
IV	Poor financial metrics, may be uncollectible
Other	Includes dealers that have no dealer risk rating because Ford Credit only provides in-transit financing or because Ford Credit is in the process of terminating the financing for such dealer

- Large sample size and significant historical experience have been analyzed to identify key indicators that predict a dealer's ability to meet its financial obligations, including capitalization and leverage, liquidity and cash flow, profitability, credit history and payment performance
- Ford Credit updated its dealer risk rating model in December 2015. That update included beginning to take dealer guarantees into account when assigning a dealer a risk rating
- Originations scoring model is validated regularly to ensure the integrity and performance of the model and is updated if necessary

FLOORPLAN SERVICING AND RISK MANAGEMENT

DEALER BEHAVIORAL ASSESSMENT

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- Ford Credit uses a proprietary behavioral scoring model, Monthly Accounts Review (MAR), to assess each dealer monthly
  - MAR rating directs the intensity and frequency of Ford Credit's dealer monitoring and controls
- Large sample size and significant historical experience have been analyzed to identify key indicators that predict a dealer's near-term ability to meet its financial obligations
  - MAR utilizes the dealer's most recent unadjusted financial metrics, payment performance and credit line utilization
- MAR allows Ford Credit to identify behavior risks and appropriately allocate resources to resolve issues before they escalate
- MAR is validated regularly to ensure integrity and performance of the model and is updated if necessary

FLOORPLAN SERVICING AND RISK MANAGEMENT

DEALER MONITORING STRATEGY

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Dealers
Monitor
Monthly Accounts Review (MAR)
No Further Action
Dashboard
Watch Report
ICU
Status
Liquidation
MAR Directed Action Plans

Monitor

- Payoffs
- Aged Inventory
- Overline Report
- Financial Statements
- Risk Rating
- Credit File Review
- Dashboard Trend Report

Monthly Accounts Review

- Assess dealer risk and determine action plans

Dashboard – Medium to Low Risk

- Trigger based action plans

Watch Report – Medium to High Risk

- Formal review of action plans and results presented to senior management (plans may include accelerated physical audits)

Intensive Care Unit (ICU) – High Risk

- More experienced risk team
- Increased intensity surrounding action plans and timelines

Status

- On-site control
- Focus on asset protection

Liquidation

- Focus on loss mitigation

INVENTORY AUDITS

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A dealer's risk rating determines the scheduled frequency of on-site vehicle inventory audits:

- Ford Credit engages a vendor to perform on-site vehicle inventory audits
  - Size of an audit team varies based on dealer locations and complexity
  - All dealer locations are typically audited same day
- Dealer generally does not receive advance notice of an audit
- Strict restrictions on how often the same auditor may lead a dealer's audit
- Ford Credit reconciles each audit daily
- Immediate payment is required for any sold vehicle
- Ford Credit follows a robust quality assurance process to monitor the vendor's performance

FORD CREDIT ACTIONS

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- If Ford Credit discovers any issues when monitoring a dealer, it may:
  - Increase frequency of on-site vehicle inventory audits or schedule an immediate on-site vehicle inventory audit
  - Review curtailment options and advance rates
  - Suspend credit lines
  - Verify cash balances and organizational structure
  - Assign Ford Credit dealership accounting specialists to perform an in-depth review of the dealership and validate the accuracy and completeness of financial statement(s)
  - Meet with owners/guarantors
  - Increase risk rating to trigger more extensive monitoring
  - Discuss with the Ford or Lincoln sales division to ensure an aligned approach

STATUS DEALER PROCEDURES

- A dealer status is declared when:
  - Dealer does not satisfy a sold out-of-trust condition (payment not remitted to Ford Credit upon sale of vehicle) discovered during an audit
  - Dealer fails to pay principal or interest
  - Dealer bankruptcy
  - Other circumstances that warrant immediate action
- Once a status is declared Ford Credit may then:
  - Suspend credit lines
  - Maintain Ford Credit personnel on site
  - Collect titles and keys
  - Secure dealer inventory
  - Issue payment demand letters
  - Obtain liens on property of guarantors
  - Increase the dealer's floorplan interest rate
- If Ford Credit does not believe that a dealer can resolve a status situation, Ford Credit will:
  - Liquidate vehicles and any available secondary collateral to obtain greatest value
  - Continue collection efforts against personal and corporate guarantors
- Should liquidation be necessary, inventory is disposed through the following channels:
  - Transfer of vehicles to other dealers
  - Repurchase by manufacturer and redistribution to other dealers
  - Sale of vehicles at auction

CAPTIVE FINANCE COMPANY BENEFITS

- Integrated systems enable real time controls:


Ford
North American Vehicle Information System
2.
Information on sold vehicles reported to Ford Credit and matched to floorplan receivables
Ford Credit
Dealer Floorplan Receivables System
1.
Dealer reports vehicle sale to obtain:
- Warranty registration
- Manufacturer incentives
Dealer
3.
Dealer pays off floorplan receivables

- Other captive finance company benefits:
  – Access to monthly dealer financial statements allows monitoring of dealer financial strength
  – Aligned sales, production and inventory objectives between Ford and Ford Credit
  – Dealer monitoring by both Ford and Ford Credit
  – Joint Ford and Ford Credit discussions with dealers on various aspects of the business
  – Comparative dealership benchmarking between dealerships of like size or in similar markets

OUR FOCUS

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- **One Ford**
  Acceleration
- **Product Excellence**
  Delivered with Passion
- **Innovation**
  In Every Part of Our Business



THE PLAN

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ONE FORD
ONE TEAM • ONE PLAN • ONE GOAL

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ONE TEAM

People working together as a lean, global enterprise to make people's lives better through automotive and mobility leadership, as measured by:

Customer, Employee, Dealer, Investor, Supplier, Union/Council, and Community Satisfaction

ONE PLAN

- Aggressively restructure to operate profitably at the current demand and changing model mix
- Accelerate development of new products, services and experiences customers want and value
- Finance our plan and maintain a strong balance sheet
- Work together effectively as one team

ONE GOAL

An exciting viable Ford delivering profitable growth for all

CUSTOMER
CORE BUSINESS
EMERGING OPPORTUNITIES
EXPERIENCE

Expected Behaviors

Foster Functional and Technical Excellence
- Know and have a passion for our business and customers
- Demonstrate and build functional and technical excellence
- Ensure process discipline
- Have a continuous improvement philosophy and practice

Own Working Together
- Believe in skilled and motivated people working together
- Include everyone; respect, listen to, help and appreciate others
- Build strong relationships; be a team player; develop ourselves and others
- Communicate clearly, concisely and candidly

Role Model Ford Values
- Move fast with an innovation mindset in everything we do
- Show initiative, courage, integrity and good corporate citizenship
- Improve quality, safety and sustainability
- Have a can do, find a way attitude and emotional resilience
- Enjoy the journey and each other; have fun - never at others' expense

Deliver Results
- Deal positively with our business realities; develop compelling and comprehensive plans, while keeping an enterprise view
- Set high expectations and inspire others
- Make sound decisions using facts and data
- Hold ourselves and others responsible and accountable for delivering results and satisfying our customers

ONE FORD LONG-TERM OBJECTIVES


ONE FORD

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People Working Together As A Lean, Global Enterprise For Automotive Leadership

- Top 5 Sales / 10%+ Global Share
- More Balanced Regional & Segment Profits
- Operating Margins 8%+
- Top Quartile Total Shareholder Return (TSR)
- Highly Regarded By All Stakeholders

Delivering Profitable Growth For All

ONE FORD STRATEGIC FRAMEWORK

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Strong Brands

Serving All Markets


Americas
Asia Pacific
Europe, Middle East & Africa

Complete Family Of Best-In-Class Vehicles


Large
Medium
Small

Ford Smart Mobility



Profit = Revenue X Margin


PROFITABLE GROWTH FOR ALL
P = R x M

Product Excellence | ONE FORD — ONE TEAM • ONE PLAN • ONE GOAL | Innovation

2016 PLANNING ASSUMPTIONS AND KEY METRICS

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	2015 FY Results	2016 FY Plan	GDP Growth Outlook
Planning Assumptions (Mils)			
Industry Volume			
– U.S.	17.8	17.5 - 18.5	2.3 - 2.8%
– Europe*	19.2	19.0 - 20.0	1.2 - 1.7%
– Brazil	2.6	2.0 - 2.5	(2.0) - (3.0)%
– China*	23.5	23.5 - 25.5	6.5 - 7.0%
Key Metrics			
Automotive			
– Revenue (Bils)	$ 140.6	Equal To or Higher Than 2015	
– Operating Margin (Pct)	6.8%	Equal To or Higher Than 2015	
– Operating-Related Cash Flow (Bils)**	$ 7.3	Strong, but Lower Than 2015	
Total Company Pre-Tax Profit (Bils)**	$ 10.8	Equal To or Higher Than 2015	
Operating Effective Tax Rate (Pct.)**	28.6%	Low 30s	
Operating EPS**	$ 1.93	Equal To or Higher than 2015	

* Europe industry reflects total Europe, including Turkey and Russia; China industry volume is based on estimated vehicle registrations
** Excludes special items; see Appendix for detail and reconciliation to GAAP and definitions

Sustaining Strong Financial Performance In 2016

2016 BUSINESS UNIT KEY METRICS

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	2015 FY Results	2016 FY Plan
Automotive (Mils)		
– North America	$ 9,345	About Equal To 2015
» Operating Margin (Pct)	10.2 %	9.5% or Higher
– South America	$ (832)	Greater Loss Than 2015
– Europe	259	Higher Than 2015
– Middle East & Africa	31	Equal To or Higher Than 2015
– Asia Pacific	765	Higher Than 2015
– Other Automotive	(796)	Loss of About $800 Million
Ford Credit (Mils)	$ 2,086	Equal To or Higher Than 2015

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NORTH AMERICA

AUTOMOTIVE SECTOR – NORTH AMERICA
4Q 2015 KEY METRICS COMPARED WITH 2014

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Wholesales
(000)
700
808
Revenue
(Bils)
$20.9
$24.9
Operating Margin
(Pct)
7.7%
8.2%
Pre-Tax Results
(Mils)
$1,614
$2,029
2014
2015
2014
2015
2014
2015
2014
2015

	Wholesales 2014	Wholesales 2015	Revenue 2014	Revenue 2015	Operating Margin 2014	Operating Margin 2015	Pre-Tax Results 2014	Pre-Tax Results 2015
FY:	2,842	3,073	$82.4	$91.9	9.0%	10.2%	$7,443	$9,345

4Q	2014	2015
NA Industry SAAR (Mils)	20.7	22.0
NA Market Share	13.6%	13.4%
U.S. Industry SAAR (Mils)	17.2	18.3
U.S. Market Share	14.3%	14.2%



Escape

AUTOMOTIVE SECTOR – NORTH AMERICA
FORD U.S. MARKET SHARE

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Total Share of Total Industry


14.3%
14.7%
15.0%
14.7%
14.2%
4Q 2014
1Q 2015
2Q 2015
3Q 2015
4Q 2015

Retail Share of Retail Industry *


12.7%
13.3%
12.7%
13.4%
12.7%
4Q 2014
1Q 2015
2Q 2015
3Q 2015
4Q 2015

Memo: B / (W) Prior Yr. (Pts.)	4Q 2014	1Q 2015	2Q 2015	3Q 2015	4Q 2015
Total Share	(1.1)	(0.6)	(0.3)	0.6	(0.1)
Retail Share	(1.1)	(0.2)	(0.1)	0.6	-

* Present quarter is estimated, prior quarters are based on latest Polk data



Ford
FORD CREDIT
IT'S JUST WHAT WE DO.
CAPITAL AND FACILITY LOANS
INVENTORY FINANCING
INVENTORY INSURANCE
VEHICLE OWNERSHIP PROTECTION
LINCOLN MILES
SMART MOBILITY
DEALER CONSULTING
COMMERCIAL FINANCING
LEASE FINANCING
RETAIL FINANCING

FORD CREDIT

INTEGRATION CREATES STRATEGIC ADVANTAGE

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- Trusted brand
- Access to dealer channel

- Automotive specialist with vested interest in Ford dealer success
- Training and consulting
- Consistent market presence

More products, faster

Dealers



FORD CREDIT

- Fast, flexible, quality service
- Full array of products
- Incremental vehicle sales (Breadth of business and customer relationship management)

- Higher customer satisfaction

- Higher loyalty and share
- Profits and distributions

FORD CREDIT

STRATEGIC PRIORITIES

Ford Go Further

- Profitably support the sale of Ford Motor Company vehicles globally:
  - Support synergies with automotive brand partners
  - Maximize customer and dealer satisfaction and loyalty
  - Make efficient use of capital
  - Continuously improve productivity
  - Grow business to support Ford's growth plans

Partner With Auto Business And
Provide Consistent Profits And Distributions To Ford

FORD CREDIT

BUSINESS OPERATIONS

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BUY IT RIGHT



ORIGINATE

OPERATE / COLLECT EFFICIENTLY



SERVICE

FUND EFFICIENTLY



FUND

Ford Credit Maintains A Relentless Focus On Business Fundamentals

FORD CREDIT

4Q 2015 PRE-TAX RESULTS COMPARED WITH 2014 (MILS)



$133
$423
$556
$137
$82
$(29)
$(35)
$(28)
$6
4Q 2014
4Q 2015
Volume / Mix
Financing Margin
Credit Loss
Lease Residual
Exchange
Other
B / (W) 3Q 2015
$15
$55
$(7)
$(9)
$(32)
$(6)
$14

FORD CREDIT

WORLDWIDE CREDIT LOSS METRICS

Charge-Offs (Mils)


$76
$62
$50
$73
$86
4Q 2014
1Q 2015
2Q 2015
3Q 2015
4Q 2015

Loss-to-Receivables Ratio (LTR)


0.27%
0.22%
0.17%
0.24%
0.27%
4Q 2014
1Q 2015
2Q 2015
3Q 2015
4Q 2015

Credit Loss Reserve (Mils) and Reserve as a Pct. of EOP Managed Receivables


0.32%
0.31%
0.32%
0.33%
0.33%
$359
$355
$380
$403
$422
4Q 2014
1Q 2015
2Q 2015
3Q 2015
4Q 2015

FORD CREDIT

HISTORICAL CREDIT LOSS METRICS

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Worldwide Charge-Offs (Mils) and Loss-to-Receivables Ratio (%)



LTR
0.24%
0.16%
0.18%
0.19%
0.23%
$201
$136
$176
$209
$271
2011
2012
2013
2014
2015

Worldwide Credit Loss Reserve (Mils) and Reserve as a Pct. of EOP Managed Receivables



Reserves as % of EOP Rec.
0.63%
0.44%
0.37%
0.32%
0.33%
$534
$408
$380
$359
$422
2011
2012
2013
2014
2015

FORD CREDIT

U.S. RETAIL AND LEASE CREDIT LOSS DRIVERS

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Over-60-Day Delinquencies*


0.14%
0.13%
0.10%
0.13%
0.13%
4Q 2014
1Q 2015
2Q 2015
3Q 2015
4Q 2015

Repossessions (000)


Repo. Ratio
1.06%
1.00%
0.89%
1.01%
1.00%
8
7
6
7
8
4Q 2014
1Q 2015
2Q 2015
3Q 2015
4Q 2015

Severity**


$8,600
$8,300
$8,600
$9,000
$9,600
4Q 2014
1Q 2015
2Q 2015
3Q 2015
4Q 2015

Charge-Offs (Mils) and LTR (%)


LTR
0.36%
0.33%
0.22%
0.34%
0.43%
$51
$47
$33
$54
$72
4Q 2014
1Q 2015
2Q 2015
3Q 2015
4Q 2015

* Excluding bankruptcies

** In 2015, reflects a change to include certain repossession expenses in charge-offs

FORD CREDIT

HISTORICAL U.S. RETAIL AND LEASE CREDIT LOSS DRIVERS

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Average Placement FICO Score



738
737
738
741
740
2011
2012
2013
2014
2015

Repossessions (000)



Repo. Ratio
1.86%
1.35%
1.18%
1.06%
0.98%
45
32
29
28
28
2011
2012
2013
2014
2015

Memo: Over-60-Day Delinquency*

2011	2012	2013	2014	2015
0.14%	0.15%	0.15%	0.14%	0.12%

Severity**



$6,500
$6,900
$7,600
$7,900
$8,900
2011
2012
2013
2014
2015

Charge-Offs (Mils) and LTR (%)



LTR
0.36%
0.23%
0.26%
0.27%
0.33%
$144
$100
$127
$146
$206
2011
2012
2013
2014
2015

* Excluding bankruptcies
** In 2015, reflects a change to include certain repossession expenses in charge-offs

FORD CREDIT

U.S. LEASE RESIDUAL PERFORMANCE



Lease Return Volume (000)
24-Month
36-Month
39-Month / Other
35
20
9
6
44
23
15
6
42
21
16
5
43
20
19
4
51
20
26
5
4Q 2014
1Q 2015
2Q 2015
3Q 2015
4Q 2015



Auction Values (At 4Q 2015 Mix)
24-Month
$18,690
$20,430
$20,540
$19,785
$18,980
$17,155
$18,375
$18,550
$17,955
$17,390
36-Month
4Q 2014
1Q 2015
2Q 2015
3Q 2015
4Q 2015

U.S. Return Rates

77%	77%	70%	71%	79%

Worldwide Net Investment in Operating Leases (Bils)

$21.5	$22.0	$23.4	$24.5	$25.1

FORD CREDIT

2015 FULL YEAR FUNDING HIGHLIGHTS

- Completed our Full Year funding plan, highlights include:
  - Issued about $30 billion of public term funding in the U.S., Canada, Europe, Mexico, China, and Australia
  - Issued our first Reg AB II compliant securitization transaction
  - Completed our first unsecured financial bond in China and two additional asset-backed transactions -- total public funding was RMB 8 billion
- Ended the year with net liquidity of about $24 billion
  - Ford extended and increased its revolving credit facility to $13.4 billion including $3 billion allocated to Ford Credit
- Key elements of our funding strategy remain unchanged, and our liquidity remains strong

FORD CREDIT

PUBLIC TERM FUNDING PLAN

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	2013 Actual (Bils)	2014 Actual (Bils)	2015 Actual (Bils)	2016 Forecast (Bils)
Unsecured	$ 11	$ 13	$ 17	$ 14 - 18
Securitizations*	14	15	13	12 - 15
Total Public	$ 25	$ 28	$ 30	$ 26 - 33



Escape

* Includes Rule 144A offerings

FORD CREDIT

FUNDING STRUCTURE – MANAGED RECEIVABLES (BILS)



Commercial Paper
Ford Interest Advantage*
Term Asset-Backed Securities**
Term Debt (incl Bank Borrowings)
Other
Equity
Cash***
$103
$5
$5
$43
$45
$5
$11
$11
Year-End 2013
$113
$2
$6
$43
$55
$5
$11
$9
Year-End 2014
$127
$2
$6
$50
$62
$6
$12
$11
Year-End 2015
$134-139
$2-3
~$6
$50-53
$66-68
~$8
~$13
$11-12
Year-End 2016 Fcst.
Securitized Funding as Pct. of Managed Receivables
44%
38%
39%
37-40%

* The Ford Interest Advantage program consists of floating rate demand notes

** Obligations issued in securitization transactions that are payable only out of collections on the underlying securitized assets and related enhancements

*** Cash, cash equivalents, and marketable securities (excludes marketable securities related to insurance activities)

FORD CREDIT
LIQUIDITY SOURCES

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	Dec. 31, 2014 (Bils)	2015 Sept. 30, (Bils)	2015 Dec. 31, (Bils)
Liquidity Sources			
Cash *	$ 8.9	$ 9.2	$ 11.2
Committed ABS facilities **	33.7	32.1	33.2
FCE / Other unsecured credit facilities	1.6	2.0	2.3
Ford revolving credit facility allocation	2.0	3.0	3.0
Total liquidity sources	$ 46.2	$ 46.3	$ 49.7
Utilization of Liquidity			
Securitization cash ***	$ (2.4)	$ (2.8)	$ (4.3)
Committed ABS facilities	(15.3)	(17.5)	(20.6)
FCE / Other unsecured credit facilities	(0.4)	(0.3)	(0.8)
Ford revolving credit facility allocation	-	-	-
Total utilization of liquidity	$ (18.1)	$(20.6)	$ (25.7)
Gross liquidity	$ 28.1	$ 25.7	$ 24.0
Adjustments ****	(1.6)	(0.4)	(0.5)
Net liquidity available for use	$ 26.5	$ 25.3	$ 23.5

Committed Capacity $38.5 billion

* Cash, cash equivalents, and marketable securities (excludes marketable securities related to insurance activities)
** Committed ABS facilities are subject to availability of sufficient assets, ability to obtain derivatives to manage interest rate risk, and exclude FCE access to the Bank of England's Discount Window Facility
*** Used only to support on-balance sheet securitization transactions
**** Adjustments include other committed ABS facilities in excess of eligible receivables and certain cash within FordREV available through future sales of receivables

FORD CREDIT

4Q 2015 AND FULL YEAR SUMMARY

- Fourth Quarter pre-tax profit of $556 million and Full Year pre-tax profit of $2.1 billion
- Another outstanding year, with receivables up $14 billion from year-end 2014
- Robust portfolio performance; Fourth Quarter and Full Year losses remain at the low end of our historical experience
- Diversified Full Year funding plan completed and ended the year with liquidity of $23.5 billion
- Strategic asset to Ford, delivering profitable, sustainable growth

FURTHER INFORMATION

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Ford Investor Relations Contact:

Fixed Income Investors:
Stephen Dahle (U.S.-based)
313-621-0881
fixedinc@ford.com

Information on Ford:

- www.shareholder.ford.com
- 10-K Annual Reports
- 10-Q Quarterly Reports
- 8-K Current Reports
- Ford University

Information on Ford Motor Credit Company:

- www.fordcredit.com/investor-center
- 10-K Annual Reports
- 10-Q Quarterly Reports
- 8-K Current Reports
- Ford Credit University

RISK FACTORS

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Statements included or incorporated by reference herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on expectations, forecasts, and assumptions by our management and involve a number of risks, uncertainties, and other factors that could cause actual results to differ materially from those stated, including, without limitation:

- Decline in industry sales volume, particularly in the United States, Europe, or China due to financial crisis, recession, geopolitical events, or other factors;
- Decline in Ford's market share or failure to achieve growth;
- Lower-than-anticipated market acceptance of Ford's new or existing products or services;
- Market shift away from sales of larger, more profitable vehicles beyond Ford's current planning assumption, particularly in the United States;
- An increase in or continued volatility of fuel prices, or reduced availability of fuel;
- Continued or increased price competition resulting from industry excess capacity, currency fluctuations, or other factors;
- Fluctuations in foreign currency exchange rates, commodity prices, and interest rates;
- Adverse effects resulting from economic, geopolitical, or other events;
- Economic distress of suppliers that may require Ford to provide substantial financial support or take other measures to ensure supplies of components or materials and could increase costs, affect liquidity, or cause production constraints or disruptions;
- Work stoppages at Ford or supplier facilities or other limitations on production (whether as a result of labor disputes, natural or man-made disasters, tight credit markets or other financial distress, production constraints or difficulties, or other factors);
- Single-source supply of components or materials;
- Labor or other constraints on Ford's ability to maintain competitive cost structure;
- Substantial pension and postretirement health care and life insurance liabilities impairing our liquidity or financial condition;
- Worse-than-assumed economic and demographic experience for postretirement benefit plans (e.g., discount rates or investment returns);
- Restriction on use of tax attributes from tax law "ownership change";
- The discovery of defects in vehicles resulting in delays in new model launches, recall campaigns, or increased warranty costs;
- Increased safety, emissions, fuel economy, or other regulations resulting in higher costs, cash expenditures, and / or sales restrictions;
- Unusual or significant litigation, governmental investigations, or adverse publicity arising out of alleged defects in products, perceived environmental impacts, or otherwise;
- A change in requirements under long-term supply arrangements committing Ford to purchase minimum or fixed quantities of certain parts, or to pay a minimum amount to the seller ("take-or-pay" contracts);
- Adverse effects on results from a decrease in or cessation or clawback of government incentives related to investments;
- Inherent limitations of internal controls impacting financial statements and safeguarding of assets;
- Cybersecurity risks to operational systems, security systems, or infrastructure owned by Ford, Ford Credit, or a third-party vendor or supplier;
- Failure of financial institutions to fulfill commitments under committed credit and liquidity facilities;
- Inability of Ford Credit to access debt, securitization, or derivative markets around the world at competitive rates or in sufficient amounts, due to credit rating downgrades, market volatility, market disruption, regulatory requirements, or other factors;
- Higher-than-expected credit losses, lower-than-anticipated residual values, or higher-than-expected return volumes for leased vehicles;
- Increased competition from banks, financial institutions, or other third parties seeking to increase their share of financing Ford vehicles; and
- New or increased credit, consumer, or data protection or other regulations resulting in higher costs and / or additional financing restrictions.

We cannot be certain that any expectation, forecast, or assumption made in preparing forward-looking statements will prove accurate, or that any projection will be realized. It is to be expected that there may be differences between projected and actual results. Our forward-looking statements speak only as of the date of their initial issuance, and we do not undertake any obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future events, or otherwise. For additional discussion, see "Item 1A. Risk Factors" in Ford Credit's Annual Report on Form 10-K for the year ended December 31, 2014, as updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

APPENDIX

FLOORPLAN PORTFOLIO PERFORMANCE

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		Year ended December 31, 2015	2014	2013	2012	2011
		(Dollars in Millions)				
Ford Credit Portfolio	Average principal balance [(1)]	$ 19,261	$ 19,072	$ 17,177	$ 13,847	$ 12,199
	Net losses (recoveries) [(2)]	$ (0.7)	$ (1.5)	$ (1.3)	$ (3.5)	$ (2.6)
	Net losses/average principal balance	(0.004)%	(0.008)%	(0.008)%	(0.025)%	(0.021)%
	Liquidations [(3)]	$ 108,187	$ 97,427	$ 95,429	$ 82,418	$ 76,266
	Net losses (recoveries)/liquidations	(0.001)%	(0.002)%	(0.001)%	(0.004)%	(0.003)%
Trust	Net losses/average principal balance [(4) (5) (6)]	0.000%	0.000%	0.000%	0.000%	0.000%

(1) Average principal balance is the average of the principal balances of the receivables at the beginning of each month in the period indicated
(2) Net losses in any period are gross losses, including actual losses and estimated losses, less any recoveries, including actual recoveries and reductions in the amount of estimated losses, in each case, for that period. This loss experience also reflects recoveries from dealer assets other than the financed vehicles. However, because the interest of the trust in any other dealer assets will be subordinated to Ford Credit's interest in those assets, the net losses experienced by the trust may be higher.
(3) Liquidations represent payments and net losses that reduce the principal balance of the receivables for the period indicated.
(4) The Trust has not experienced a loss on any receivable during the indicated periods, primarily as a result of the depositors choosing to remove any receivables relating to accounts that are redesignated from the trust because they have been classified as status. However, the depositors are not required to do so, and there can be no assurance that they will continue to do so in the future.
(5) Average principal balance is the average of the principal balances of the receivables at the beginning of each month in the period indicated.
(6) Net losses in any period are gross losses, including actual losses and estimated losses, less any recoveries, including actual recoveries and reductions in the amount of estimated losses, in each case, for the period. Recoveries include amounts received from any other dealer assets securing the receivables in addition to the financed vehicles.

Historical Floorplan Losses Show The Positive Effect Of Ford Credit's Processes

FLOORPLAN FEATURES

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Advance Rates	▪ New (untitled) vehicles – 100% of invoice amount, including taxes, destination charges, and dealer holdback ▪ Auction vehicles – auction price plus auction fee, transportation, and taxes ▪ Used vehicles – up to 100% of wholesale value (as determined by selected trade publications)
Payment Terms	▪ Principal due generally upon sale of related vehicle ▪ Interest and other administrative charges are billed and payable monthly in arrears
Curtailment Terms	▪ Ford Credit requires higher risk dealers to make periodic principal payments, or "curtailments," prior to the sale or lease of the related vehicle ▪ The amount of monthly curtailment payments is 10% of the amount financed on a vehicle, starting after a specified period of time after the vehicle is financed, over a year for new and demonstrator vehicles and less than a year for program and used vehicles ▪ Application of the curtailment policy to a particular dealer may be modified or waived by the appropriate approval authority
Insurance	▪ Comprehensive insurance coverage for the financed vehicles is mandatory and generally is included with the financing ▪ Over half of the dealers purchase collision coverage through Ford Credit from The American Road Insurance Company and the remainder purchase it from other insurance companies

FLOORPLAN FEATURES (CONTINUED)

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Floorplan Interest Rate	▪ Prime rate plus generally 1.50% for both new and used vehicles ▪ Floorplan rates are not risk based
In-transit Vehicle Adjustment Fee*	▪ Prime rate plus 0.30%
New Vehicle Lines**	▪ Based on a 60-day vehicle supply ▪ **Not a strict credit limit and Ford Credit typically permits dealers to exceed their new vehicle credit lines for business reasons, including seasonal variations in sales patterns** ▪ Ford Credit generally sets vehicle credit lines below anticipated peak inventory levels
Used Vehicle Lines	▪ Based on a 30 to 45-day vehicle supply depending on dealer risk rating ▪ Strictly monitored credit limit and Ford Credit generally does not allow dealers to exceed their used vehicle credit lines without specific approval

* In-transit floorplan receivable is created at gate release

** New floorplan receivable is created on the date the vehicle is delivered to the dealer

FLOORPLAN TRUST LEGAL STRUCTURE


Ford Motor Company
Ford Motor Credit Company LLC (Sponsor, Servicer and Administrator)
Ford Credit Floorplan LLC (Depositor)
Ford Credit Floorplan Corp. (Depositor)
Ford Credit Floorplan Master Owner Trust A (Issuer)
The Bank of New York Mellon (Indenture Trustee)
Wells Fargo Bank, N.A. (Back-up Servicer)*
Clayton Fixed Income Services LLC (Asset Representations Reviewer)
Outstanding Series

* The servicer may terminate the back-up servicer, without being required to appoint a successor back-up servicer, if the long-term debt ratings of Ford Credit are at least "BBB-" from Standard & Poor's and "Baa3" from Moody's

CREDIT RATINGS

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	S&P	Moody's	Fitch	DBRS
Issuer Ratings				
Ford Motor	BBB-	N/A	BBB-	BBB (low)
Ford Credit	BBB-	N/A	BBB-	BBB (low)
FCE Bank plc	BBB	N/A	BBB-	NR
Long-Term Senior Unsecured				
Ford Motor	BBB-	Baa3	BBB-	BBB (low)
Ford Credit	BBB-	Baa3	BBB-	BBB (low)
FCE Bank plc	BBB	Baa3	BBB-	NR
Short-Term Unsecured				
Ford Credit	A-3	P-3	F3	R-3
Outlook	Positive	Stable	Positive	Positive

TOTAL COMPANY
INCOME FROM CONTINUING OPERATIONS

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	4Q 2014 (Mils)	4Q 2015 (Mils)	FY 2014 (Mils)	FY 2015 (Mils)
Automotive				
North America	$ 1,614	$ 2,029	$ 7,443	$ 9,345
South America	(187)	(295)	(1,164)	(832)
Europe	(297)	131	(598)	259
Middle East & Africa	(82)	13	(20)	31
Asia Pacific	95	444	593	765
Other Automotive	(218)	(254)	(755)	(796)
Total Automotive (excl. special items)	$ 925	$ 2,068	$ 5,499	$ 8,772
Special items -- Automotive	(5,296)	(714)	(6,059)	(548)
Total Automotive	$ (4,371)	$ 1,354	$ (560)	$ 8,224
Financial Services				
Ford Credit	$ 423	$ 556	$ 1,854	$ 2,086
Other	(15)	(14)	(60)	(58)
Total Financial Services	$ 408	$ 542	$ 1,794	$ 2,028
Company				
Pre-tax results	$ (3,963)	$ 1,896	$ 1,234	$ 10,252
(Provision for) / Benefit from income taxes	1,443	(32)	(4)	(2,881)
Net income	$ (2,520)	$ 1,864	$ 1,230	$ 7,371
Less: Income / (Loss) attributable to non-controlling interests	(3)	(4)	(1)	(2)
Net income / (loss) attributable to Ford	$ (2,517)	$ 1,868	$ 1,231	$ 7,373
Memo: Excluding special items				
Pre-tax results	$ 1,333	$ 2,610	$ 7,293	$ 10,800
(Provision for) / Benefit from income taxes	(149)	(295)	(1,909)	(3,086)
Less: Income / (Loss) attributable to non-controlling interests	(3)	(4)	(1)	(2)
After-tax results	$ 1,187	$ 2,319	$ 5,385	$ 7,716

SPECIAL ITEMS

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	4Q		FY	
	2014 (Mils)	2015 (Mils)	2014 (Mils)	2015 (Mils)
Pension and OPEB Remeasurement Gains / (Losses)	$ (4,123)	$ (698)	$ (4,123)	$ (698)
Separation-related actions	$ (247)	$ -	$ (681)	$ -
Other Items				
Nemak IPO	$ -	$ (16)	$ -	$ 150
Venezuela Deconsolidation	(800)	-	(800)	-
Ford Sollers equity impairment	-	-	(329)	-
Debt Reduction Action	(126)	-	(126)	-
Total Other Items	$ (926)	$ (16)	$ (1,255)	$ 150
Total Special Items	$ (5,296)	$ (714)	$ (6,059)	$ (548)
Tax Special Items	$ 1,592	$ 263	$ 1,905	$ 205
Memo:				
Special items impact on earnings per share*	$ (0.93)	$ (0.11)	$ (1.03)	$ (0.09)

* Includes related tax effect on special items and tax special items

AUTOMOTIVE SECTOR
NET INTEREST RECONCILIATION TO GAAP

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	4Q		FY	
	2014 (Mils)	2015 (Mils)	2014 (Mils)	2015 (Mils)
Interest expense (GAAP)	$ (178)	$ (212)	$ (797)	$ (773)
Investment-related interest income (GAAP)	48	72	193	233
Interest income / (expense) on income taxes (GAAP)	75	(1)	108	-
Subtotal	$ (55)	$ (141)	$ (496)	$ (540)
Adjusted for items included / excluded from net interest				
Include: Gains / (Losses) on cash equiv. and marketable securities*	(9)	(106)	9	(61)
Include: Gains / (Losses) on extinguishment of debt	-	-	(5)	1
Other	(19)	(7)	(91)	(76)
Net Interest	$ (83)	$ (254)	$ (583)	$ (676)

* Excludes mark-to-market adjustments of strategic equity investments held in marketable securities

AUTOMOTIVE SECTOR
CASH RECONCILIATION TO GAAP

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	Dec. 31 2014 (Bils)	2015 Sept. 30 (Bils)	2015 Dec. 31 (Bils)
Cash and cash equivalents	$ 4.6	$ 7.8	$ 5.4
Marketable securities	17.1	14.4	18.2
Total cash and marketable securities (GAAP)	$ 21.7	$ 22.2	$ 23.6
Securities in transit*	-	-	-
Cash	$ 21.7	$ 22.2	$ 23.6

* The purchase or sale of marketable securities for which the cash settlement was not made by period end and the related payable or receivable remained on the balance sheet

AUTOMOTIVE SECTOR

OPERATING-RELATED CASH FLOWS RECONCILIATION TO GAAP

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	4Q		FY	
	2014 (Bils)	2015 (Bils)	2014 (Bils)	2015 (Bils)
Net cash provided by / (used in) operating activities (GAAP)	$ 2.1	$ 3.6	$ 8.8	$ 12.3
Items included in operating-related cash flows				
Capital spending	(2.2)	(1.8)	(7.4)	(7.1)
Proceeds from the exercise of stock options	-	0.1	0.2	0.2
Net cash flows from non-designated derivatives	0.1	-	0.2	(0.1)
Items not included in operating-related cash flows				
Separation payments	0.1	-	0.2	0.6
Funded pension contributions	0.4	0.2	1.5	1.1
Tax refunds and tax payments from affiliates	-	-	(0.2)	-
Other	-	-	0.3	0.3
Operating-related cash flows	$ 0.5	$ 2.1	$ 3.6	$ 7.3

FORD CREDIT
OPERATING HIGHLIGHTS

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	4Q		FY	
	2014	2015	2014	2015
Contract placement volume -- New and used retail / lease (000)				
North America Segment				
United States	285	303	1,231	1,342
Canada	39	38	149	160
Total North America Segment	324	341	1,380	1,502
International Segment				
Europe	109	119	460	505
Asia Pacific	29	38	109	108
Latin America	6	9	25	26
Total International Segment	144	166	594	639
Total contract placement volume	468	507	1,974	2,141
Financing Shares				
United States				
Retail installment and lease	44 %	43 %	45 %	47 %
Wholesale	77	76	77	76
Europe				
Retail installment and lease	37 %	37 %	36 %	37 %
Wholesale	98	99	98	98

FORD CREDIT

NET FINANCE RECEIVABLES AND OPERATING LEASES

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	Dec. 31, 2014 (Bils)	Dec. 31, 2015 (Bils)
Net Receivables*		
Finance receivables -- North America Segment		
Consumer retail financing	$ 44.1	$ 49.2
Non-consumer: Dealer financing**	22.5	25.5
Non-consumer: Other	1.0	0.9
Total finance receivables -- North America Segment	$ 67.6	$ 75.6
Finance receivables -- International Segment		
Consumer retail financing	$ 11.8	$ 12.9
Non-consumer: Dealer financing**	9.3	10.5
Non-consumer: Other	0.3	0.3
Total finance receivables -- International Segment	$ 21.4	$ 23.7
Unearned interest supplements	(1.8)	(2.1)
Allowance for credit losses	(0.3)	(0.4)
Finance receivables, net	$ 86.9	$ 96.8
Net investment in operating leases	21.5	25.1
Total net receivables	$ 108.4	$ 121.9
Managed Receivables		
Total net receivables	$ 108.4	$ 121.9
Unearned interest supplements and residual support	3.9	4.5
Allowance for credit losses	0.4	0.4
Other, primarily accumulated supplemental depreciation	0.1	0.4
Total managed receivables	$ 112.8	$ 127.2

* Includes finance receivables (retail and wholesale) sold for legal purposes and net investment in operating leases included in securitization transactions that do not satisfy the requirements for accounting sale treatment. These receivables and operating leases are reported on Ford Credit's balance sheet and are available only for payment of the debt issued by, and other obligations of, the securitization entities that are parties to those securitization transactions; they are not available to pay the other obligations of Ford Credit or the claims of Ford Credit's other creditors

** Dealer financing primarily includes wholesale loans to dealers to finance the purchase of vehicle inventory